UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS ENHANCED COMMODITY STRATEGY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
NEIL CHELO
MATTHEW S. CROUSE
ROBERT H. DANIELS
GREGORY R. DUBE
ROBERT A. WOOD
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the next meeting of stockholders (the “Annual Meeting”) of DWS Enhanced Commodity Strategy Fund, Inc. (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On July 16, 2010, Western Investment issued the following press release:

Western Investment Issues Open Letter to the Shareholders of Deutsche's DWS Enhanced Commodity Fund, Inc. (NYSE: GCS)

NEW YORK--On July 16, 2010, Western Investment LLC issued an open letter to shareholders of DWS Enhanced Commodity Fund, Inc. (NYSE: GCS - News). GCS is controlled by Deutsche Bank AG (NYSE: DB - News) through its subsidiary Deutsche Investment Management Americas Inc. (together with its affiliates, “Deutsche”). The full text of the letter follows.

Western Investment LLC
7050 South Union Park Center
Midvale, Utah 84047

July 15, 2010

Dear Fellow Shareholder:

By now you probably received the latest “fight” letter, dated July 6, 2010, from the fund’s chairman, telling you he adjourned the June 28, 2010 annual meeting of shareholders to July 22, 2010, and blaming Western. Don’t be fooled by this dishonest letter.

This long-overdue GCS annual shareholders meeting (the last one was held in 2008) was convened as scheduled on June 28, 2010. A quorum was present, and all business on the agenda could have been conducted, including voting on the resolutions to terminate Deutsche Asset Manager as the fund’s investment adviser and to approve the merger of GCS into an open-end Deutsche fund. Vote tabulations available to both sides in the proxy contest, as reported by Broadridge Financial Solutions, Inc. showed that a majority of the fund’s shares outstanding had voted “FOR” approval of the merger and that approximately 2/3 of the shares present at the meeting had voted “FOR” termination of Deutsche.

But the board adjourned the meeting to July 22, 2010 without allowing any of those votes to be counted officially. Why?

Here’s why. In order to approve the merger, the board would have had to count 347,000 shares voted by Western which were bought after the board of directors’ adoption in 2009 of a “control share” resolution freezing our voting rights. Without Western’s votes, the merger was short of the number of votes needed for approval.

The board could repeal this anti-democratic “control share” vote sterilization resolution at any time. They could have done this on June 28 if they had bothered to show up for your meeting (they didn’t), or they could even have done it by telephone! So why didn’t they do so and thereby permit the merger to be approved on June 28? The reason is Deutsche doesn’t want them to, and this board of directors does only what Deutsche wants it to do. Every one of our so-called “independent” board members is paid more than $200,000 per year to sit on more than 100 other Deutsche-advised fund boards. So they rejected GCS’ shareholders’ vote to approve the merger (a merger which they recommended to shareholders) in favor of their personal interests and the interests of their benefactors at Deutsche!

Our fund gets no benefit from the board’s refusal to count Western’s votes. Other shareholders get no benefit from the board’s refusal to count Western’s votes. But Deutsche is the adviser to other funds whose identical boards of directors have adopted the same illegal “control share” vote sterilization rule, and Deutsche wants them to present a united front in defense of this “control share” rule and other similarly repugnant anti-democratic rules they have adopted at many of the other 100-plus funds from which Deutsche rakes in advisory fees and the board receives directors’ fees.

Unless the board gives in, repeals the vote sterilization resolution, and agrees to count all of Western’s votes, the merger probably will not occur, unless and until Western wins its pending lawsuit to force the fund to count our votes. Broadridge’s report as of the close of business yesterday continues to indicate that the merger can be approved only if all of Western’s votes are counted.

Western makes this public appeal to the board of directors: Stop acting so stubbornly disloyal to the shareholders. Repeal your “control share” vote sterilization resolution, count all shareholders’ votes and allow the merger – a merger which you recommended – to proceed.

Something else shareholders should know.

The chairman’s letter reported the fact that on June 25, 2010, Western announced we were withdrawing our recommendation to vote against the merger, and would vote in favor of it. What the letter didn’t tell you was why. As the June 25, 2010 press release (copy attached) announced, Western chose not to stand in the way of the merger, considering it to be the “least worst option” for fund shareholders, as it would effectively open-end our fund and allow all shareholders to liquidate their assets, without the high discount to net asset value that the stock market has priced into our stock for as long as Deutsche has been the adviser. Western’s objection to the merger had been Deutsche’s and the board’s imposition of a 1% transfer fee on shareholders who redeemed their shares within one year of the merger. Western fought against this arbitrary penalty (which was designed to enable Deutsche to continue to rake in unearned fees from you even after the merger), and Western is pleased to report that our efforts now appear to have resulted in Deutsche’s reduction of the penalty to 0.5% and a reduction of the penalty period to 6 months. The board and Deutsche can malign us all they want, but the facts are irrefutable - Western’s efforts have benefited all fund shareholders.

Don’t be fooled again by the fund’s board or Deutsche! Western is the largest investor in GCS. Western has invested many millions of dollars in GCS and we – not the board and certainly not Deutsche – share your interests. We urge shareholders to vote the GOLD proxy card FOR the election of Western’s eight INDEPENDENT nominees to the Fund’s Board of Directors, FOR the Fund’s proposed merger and FOR our proposal to terminate the Fund’s investment management agreement with Deutsche.

Please feel free to contact me.

Art Lipson
Western Investment LLC
Contact: Info@fixmyfund.com

PRESS RELEASE DATED JUNE 25, 2010 ISSUED BY WESTERN INVESTMENT LLC

Western Investment Withdraws its Recommendation that Shareholders of DWS Enhanced Commodity Fund, Inc. Vote Against the Proposed Merger of the Fund into an Open End Deutsche-run Fund

New York, NY – June 25, 2010 – Western Investment LLC has WITHDRAWN its recommendation that shareholders of DWS Enhanced Commodity Fund, Inc. (NYSE: GCS - News) vote AGAINST the proposed merger of the fund into an open ended Deutsche-run fund. GCS is controlled by Deutsche Bank AG (NYSE: DB - News) through its subsidiary Deutsche Investment Management Americas Inc. (together with its affiliates, "Deutsche").

Western is gratified that its relentless efforts to reform the abysmal Deutsche model of corporate governance forced upon shareholders of the Fund for the past 3 years will lead to the open-ending of the Fund providing liquidity for its long-suffering shareholders at net asset value. In 2008, Western nominated directors who received 64% of the votes cast. However, DWS hid behind a repugnantly undemocratic rule to cling to control, and its unpopular and unelected directors have continued in office despite its lack of any shareholder mandate. Recognizing its shareholders were fed up, Deutsche canceled elections in 2009 to avoid a complete loss of control. Only after Western sued management in 2010, did Deutsche take the long-overdue step of open-ending the Fund, taking it out of business and enabling shareholders to obtain liquidity at net asset value - almost. Its parting insults to shareholders were (1) a one-year redemption fee, charging shareholders 1% to get out, and hoping vainly that that might cause shareholders to delay redemptions and thereby enable Deutsche to claim an extra year's worth of management fees; and (2) accomplishing open-ending via an unnecessarily expensive merger, rather than simply closing the discount via self-tenders or open-ending of the Fund itself.

Western opposed the merger on those grounds alone, fighting to the bitter end for the Fund's shareholders against a management which has no regard for the shareholders. We ran a proxy contest which we would have "won," but unlike the Fund's managers, we consider winning to be less important than the ultimate financial outcome for shareholders. Tallies reported today by Broadridge show Western is well ahead of management in the vote for all directors, Western is well ahead of management on the vote to terminate Deutsche's management contract, and Western is well ahead of management in votes against the merger. If Western were like Deutsche, we would proceed with our proxy campaign in order to claim a "win." But that is not Western's method of operation. The best outcome for shareholders is what Western stands for.

Accordingly, Western does not wish to stand in the way of the open-ending of the fund via the merger, which will accomplish what Western has fought for since the beginning of its battle with Deutsche in 2008, liquidity for shareholders at nearly net asset value. This could have been accomplished much sooner and at much less expense, but Deutsche stubbornly clung to power for an extra two years in order to wring out more fees for itself at the expense of shareholders. Nevertheless, sometimes the best option is the least worst option, and Deutsche has given shareholders only this one option. As unscrupulous as that is, it is time to end this battle and accept Deutsche’s least worst option, which is the merger with its open end fund.

So Western recommends that shareholders vote its GOLD proxy card FOR the merger, while continuing to vote the GOLD proxy card FOR Western's director nominees and FOR Western's proposal to terminate the management contract of Deutsche Investment Management.

Western will continue its campaign for shareholders and against this same unscrupulous, unelected and self-serving board of directors and investment manager at their other under-performing, deeply discounted closed end funds, including DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (NYSE: DRP - News), DWS Global High Income Fund, Inc. (NYSE: LBF - News) and DWS Dreman Value Income Edge Fund (NYSE: DHG - News), whose corporate governance is as bad as that at GCS.

Contact:

Innisfree M&A Incorporated
Mike Brinn, 212-750-8253